                                                                     EXHIBIT 1.1

[Civil law notary letterhead]


                                  CERTIFICATE



I, Hajo Bart Hendrik Kraak, civil law notary in Amsterdam, hereby certify:

- that attached to this Certificate is a copy of the articles of association of the company with limited liability IFCO Systems N.V. having its corporated seat in Amsterdam, as they read following the deed of amendment to the articles of association, executed on 27 March 2000, before me, civil law notary, together with an informal English translation;

- that in the English translation an attempt has been made to be as literal as possible; inevitably, differences may occur in translating and if so, the Dutch text will govern by law;

- at the Ministerial Certificate of No Objections was granted 22 March 2000 under number B.V. 1.070.445.

Signed in Amsterdam on 26 January 2001


[Seal of the civil law notary in Amsterdam]    [signature of H. B. H. Kraak]


[Dutch version of Articles of Incorporation of IFCO Systems N.V. has been omitted.]
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                                                                             -1-

   CONTINUOUS TEXT



   of the articles of association of IFCO Systems N.V.
   with corporate seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on 27 March 2000 before H.B.H Kraak, civil-law notary in Amsterdam.
   The ministerial certificate of no-objection was granted on 22 March 2000 under number
   N.V. 1.070.445.



DEFINITIONS

ARTICLE 1.

In these Articles of Association the following definitions apply:

a.  Articles of Association shall mean: the articles of association of the
    -----------------------
    Company;

b.  The Company shall mean: IFCO Systems N.V., registered in Amsterdam;
    -----------

c.  The Board of Directors shall mean: the board of management of the Company;
    ----------------------

d.  General Meeting shall mean: both the body formed by shareholders and others
    ---------------
    with voting rights as well as the meeting of shareholders and others with voting rights;

e.  Annual Meeting shall mean: the General Meeting with the purpose of
    --------------
    considering and adopting the Annual Accounts, the annual report and any other documents required by law;

f.  Subsidiary shall mean:
    ----------
    1. a legal entity in which the Company or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote,
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                                                                             -2-


       can jointly or by itself exercise more than half of the voting rights at the general meeting,
    2. a legal entity, of which the Company or one or more of its Subsidiaries are member or shareholder and, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself appoint or remove from office more than half of the members of the board of management even if all the persons entitled to vote cast their votes;
    3. a company acting under its own name in which the Company or one or more of its Subsidiaries, as partner is or are fully liable for the debts towards creditors;

g.  Group Company shall mean: a legal entity or a company which is associated
    -------------
    with the Company in a group;

h.  Distributable reserves shall mean: that part of the Company's shareholders'
    ----------------------
    equity which is in excess of the paid-up and called-up part of the capital, increased by the reserves which are required by law and by virtue of these Articles of Association;

i.  Annual Accounts shall mean: the balance sheet, the profit and loss account
    ---------------
    and the explanatory notes to these accounts.

NAME AND SEAT

ARTICLE 2.

1.   The name of the Company is: IFCO Systems N.V.

2.   Its registered seat is in Amsterdam.

3. The Company may have branch offices and branch establishments elsewhere, both at home and abroad.

OBJECTS

ARTICLE 3.

The object of the Company is to participate in and to manage, control and finance other enterprises, to provide security for debts of subsidiaries and group companies of the Company and of third parties, to enter into agreements concerning the indemnification of its managing directors and to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.
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                                                                             -3-


CAPITAL AND SHARES

ARTICLE 4.

1.   The authorized capital amounts to four hundred million Euro
     ([EURO] 400,000,000.--).

2. It is divided into two hundred million (200,000,000) shares, each with a nominal value of two Euro ([EURO] 2.--), consisting of one hundred million (100,000,000) ordinary shares and one hundred million (100,000,000) preferenc shares. Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

3. The preference shares are registered shares and are numbered consecutively. Share certificates thereof shall not be issued. The ordinary shares shall be registered shares.

4. If a share belongs to more than one person, the collectively entitled parties may only have themselves represented vis-a-vis the Company by one person.

SHARE CERTIFICATES

ARTICLE 5.

1. To the extent the Company is listed on one or more stock exchanges, ordinary registered shares shall be available:

     - in the form of an entry in the share register without issue of a share certificate; shares of this type are referred to in these Articles of Association as type I registered shares;

     - and - should the Board of Directors so decide - also in the form of an entry in the shareholders register with issue of a certificate, which certificate shall consist of a main part without dividend coupon;

     - shares of this type and share certificates relating thereto are referred to in these Articles as type II registered shares and type II share certificates.

2. The Board of Directors can decide that the registration of type I registered shares may only take place for one or more quantities of shares
     - which quantities are to be specified by the said Board - at the same time.

3. Type II share certificates shall be available in such denominations as the Board of Directors shall determine.
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                                                                             -4-


4.   All share certificates shall be signed in accordance with the provisions of article 16 paragraph 1;
     the signatures may be effected by printed facsimile.
     Furthermore, type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the Board of Directors for that purpose.

5.   All share certificates shall be identified by numbers and/or letters.

6. The Board of Directors can determine that for the trade at foreign exchanges share certificates shall be issued complying with the requirements set by said foreign exchange(s) and not provided with any dividend sheet.

7. The expression "share certificate" as used in these Articles shall include a share certificate in respect of more than one share.

DUPLICATES

ARTICLE 6.

1. Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the Board of Directors, and further subject to such conditions as the Board of Directors may deem fit.

2. In appropriate cases, at its own discretion, the Board of Directors may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the Board of Directors announcing the application made; in such a case new certificates or duplicates may not be issued until six months have expired since the last publication, always provided that the original documents have not been produced to the Board of Directors before that time.

3. The issue of new certificates or duplicates shall render the original document invalid.

SHAREHOLDERS REGISTER

ARTICLE 7.

1.   Notwithstanding the provisions of the law in respect of registered shares, a register shall be kept by or on behalf of the Company, which register shall be
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                                                                             -5-


     regularly updated and, at the discretion of the Board of Directors, may, in whole or in part, be kept in more than one copy and at more than one place. If the listing of the shares of the Company on a stock exchange or a regulated over the counter market in a country or countries other than the Netherlands so requires, part or parts of the share register may be kept in such country or countries.

2. Each shareholder's name, his address and such further data as the Board of Directors deems desirable, whether at the request of a shareholder or not, shall be entered in the register.

3. The form and the contents of the shareholders register shall be determined by the Board of Directors with due regard to the provisions of paragraphs 1 and 2 of this Article.
     The Board of Directors may determine that the records shall vary as to their form and contents according to whether they relate to type I registered shares or to type II registered shares.

4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the Board of Directors for this purpose.

5. The provisions of the last four paragraphs shall equally apply to rights of usufruct or pledge on one or more registered shares, with the proviso that the other data required by law must be entered in the register.

CONVERSION

ARTICLE 8.

1. Subject to the provisions of Article 5, the holder of type I registered shares may, upon his request and at his option, have one or more type II registered shares entered in the shareholders register for the same nominal amount and have issued to him one or more type II shares certificates.

2. Subject to the provisions of Article 5, the holder of type II registered shares registered in his name may, after lodging the type II share certificates with the Company, upon his request and at his option, have one or more type I registered shares entered in the shareholders register for the same nominal amount.
     A shareholder who requests that type I registered shares are registered in his
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                                                                             -6-


     name may require that such shares are also registered in his name in a register held outside of the Netherlands as provided in Article 7 paragraph 1.

3. The holder of one or more share certificates may, after lodging the share certificates with the Company, upon his request and at his option have issued to him one or more share certificates, of the same type, and for the same nominal amount, each for as many shares as he requests, subject however to the provisions of Article 5, paragraph 3.

4. A request as mentioned in this Article shall, if the Board of Directors so requires, be made on a form obtainable from the Company free of charge, which shall be signed by the applicant.

TRANSFER OF SHARES

ARTICLE 9.

1. The transfer of a registered share shall be effected either by service upon the Company of the instrument of transfer or by written acknowledgement of the transfer by the Company.

2. Where a transfer of a type II registered share is effected by service in writing of an instrument of transfer on the Company, the Company shall, at the discretion of the Board of Directors, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.

3. The Company's written acknowledgement of a transfer of a type II registered share shall, at the discretion of the Board of Directors, be effected either by endorsement of the transfer on the share certificates or by the issue to the transferee of one or more new share certificates registered in his name to the same nominal amount.

4. The provisions of the foregoing paragraphs of this Article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgment execution and the creation of limited rights in rem on a registered share.

5. The submission of requests and lodging of documents referred to in Articles 5 to 9 inclusive shall be made at an address to be indicated by the Board of Directors.
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                                                                             -7-


     Different addresses may be indicated for the different classes and types of shares and share certificates among which in any case an address in Amsterdam.

6. The Company is authorized to charge amounts to be determined by the Board of Directors not exceeding cost price to those persons who request any services to be carried out by virtue of Articles 5 to 9 inclusive, provided that a number of shares, which number shall be determined by the Board of Directors, will be combined without cost in one share certificate, which share certificate at request of the shareholder may again without cost, be divided in simple share certificates or in share certificates which represent a different number of shares, which number shall be determined by the Board of Directors.

ISSUE OF SHARES

ARTICLE 10.

1. The General Meeting or the Board of Directors, if designated thereto by the General Meeting, shall resolve on further issue of shares; if the Board of Directors has been designated thereto, the General Meeting may not, as long as such designation is valid, resolve on further issues.

2. The General Meeting or, as the case may be, the Board of Directors shall determine the price and further conditions of issue, with due observance of the other relevant provisions in these Articles of Association.

3. If the Board of Directors is designated as authorized to resolve on the further issue of shares, it shall be determined by the General Meeting when such designation is made, how many and what class of shares may be issued. When such designation is made, the duration of the designation, which shall not exceed five years, shall also be stipulated.
     The designation can be renewed each time for a period of no more than five years.
     Unless otherwise stipulated when the designation is made, said designation cannot be withdrawn.

4. If a resolution of the General Meeting pertaining to an issue or to the designation of the Board of Directors, as referred to above, is to be valid, it shall require a prior or simultaneous positive resolution from each group of holders of shares of the same class whose rights are affected by the issue.
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                                                                             -8-


5. Within eight days after a resolution of the General Meeting on an issue or on a designation of the Board of Directors as referred to above, the Board of Directors shall submit a fall text thereof at the office of the Trade Register. The Board of Directors shall notify the office of the Trade Register of each issue of shares within eight days thereafter, stating the number and class thereof.

6. The provisions in paragraphs 1 to 5, inclusive, of this Article shall apply accordingly to the granting of rights to take shares but shall not apply to the issue of shares to a person who is exercising a previously acquired right to subscribe for shares.

7. Shares shall not be issued below par value, without prejudice to the provisions in article 80, paragraph 2 of Book 2 of the Dutch Civil Code. On the issue of an ordinary share, at least the nominal amount shall be paid up thereon, as well as, in the event the share is taken for a higher amount, the difference between such amounts.

8. Upon the issue of preference shares it may be stipulated that a part of the nominal amount, not exceeding three-fourths of the nominal amount, must be paid up only if and when requested by the Company.

9. Payment shall be made in cash insofar as another form of payment has not been agreed upon, without prejudice to the provisions in article 80b of Book 2 of the Dutch Civil Code.
     Payment may only be made in foreign currency with the permission of the Company and, furthermore, with due observance of the provisions in article 80a paragraph 3 of Book 2 of the Dutch Civil Code.

10. The Board of Directors is authorized to effect legal transactions as referred to in article 94, paragraph 1 of Book 2 of the Dutch Civil Code without prior approval of the General Meeting.

PRE-EMPTIVE RIGHT

ARTICLE 11.

1. Subject to the provisions in the third sentence of article 96a, paragraph 1 of Book 2 of the Dutch Civil Code, each holder of ordinary shares shall have a pre-emptive right to ordinary shares to be issued in proportion to the aggregate nominal amount of his ordinary shares.
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                                                                             -9-

2. When shares are issued, there shall be no pre-emptive rights towards shares to be issued against any payment other than in cash.

3. With due observance of this Article, the General Meeting or, as the case may be, the Board of Directors shall resolve, when the resolution in respect of issue is passed, on the manner and time-frame within which the pre-emptive night may be exercised.

4. The Board of Directors shall announce an issue with pre-emptive right and the time-frame within which such may be exercised in the manner as provided in Article 22.

5. The pre-emptive rights may be exercised for a period of at least two weeks after the day of announcement.

6. The pre-emptive night may be limited or excluded by resolution of the General Meeting.

     In the proposal thereto, the reasons for the proposal and the choice of the intended price of issue shall be explained in writing.

     The pre-emptive right may also be limited or excluded by the Board of Directors, if the Board of Directors has been designated by resolution of the General Meeting for a specific period of no more than five years as authorized to limit or exclude the pre-emptive right;

     such designation is only possible if the Board of Directors has also been designated previously or simultaneously as referred to in Article 10, paragraph 1. The designation can be renewed each time for a period not in excess of five years; the authority granted thereby may only be exercised with the issue of shares to which the Board of Directors has competently resolved.

     Unless otherwise stipulated in the designation, it may not be withdrawn.

7. A resolution of the General Meeting on the limitation or exclusion of the preemptive right or on the designation as referred to in the previous paragraph shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is present or represented at the meeting.

     The Board of Directors shall deposit a full text of such resolution at the office of the Trade Register.

8. In case rights to subscribe for ordinary shares are to be granted, holders of ordinary shares shall have a pre-emptive right;

     the provisions stipulated above in this Article shall apply accordingly. Shareholders shall not have a pre-emptive right on shares to be issued to a person exercising a previously acquired right to subscribe for shares.

OWN SHARES

ARTICLE 12.

1. Upon any issue of shares the Company may not subscribe for shares in its own capital.

2. The Company may only acquire pursuant to a proposal of the Board of Directors fully paid-up shares in its own capital for no consideration or under universal title or if:

     a. the distributable reserves are at least equal to the price of acquisition;

     b. the nominal amount of the shares in its capital to be acquired, already held or held in pledge by the Company or a Subsidiary does not exceed one-tenth of the issued capital;

     c. the authorization for such acquisition has been granted by the General Meeting. Such authorization shall be valid for no more than eighteen months. The General Meeting shall determine in its authorization the number of shares which may be acquired, the manner in which they may be acquired and the maximum and minimum to be observed in respect of the price of acquisition.

     For the validity of such acquisition shall be decisive the extent of the Company's shareholders' equity according to the last-adopted balance sheet, minus the price for the acquisition on the shares in the capital of the Company and distributions from profits or reserves to others, which the Company and its Subsidiaries became indebted for after the date of the balance sheet.

     If a financial year has expired for a period in excess of six months without the Annual Accounts having been adopted, then acquisition other than under universal title in accordance with this paragraph 2 shall not be allowed.

     The authorization referred to here shall not be required, insofar as the Company acquires own shares, listed on an official price list of a stock exchange, in order to transfer such by virtue of an arrangement applicable to employees of the Company or of a Group Company to such employees.

3. Neither the Company nor any of its Subsidiaries may extend loans, give security, grant a price guarantee, guarantee in any other way or, severally or in any other

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                                                                            -11-

     way, bind itself in addition to or for other persons with a view to subscribing for or acquiring shares in the Company.

     This prohibition shall, however, not apply in the event mentioned in article 98c paragraph 2 of Book 2 of the Dutch Civil Code.

4. Alienation of shares held by the Company in its own capital shall only be effected pursuant to a resolution of the Board of Directors.

     With the resolution in respect of alienation, the conditions of such alienation shall also be determined.

5. No votes can be cast at a General Meeting on a share owned by the Company or a Subsidiary thereof.

     Usufructuaries and pledgees of shares which are owned by the Company and its Subsidiaries, are not, however, excluded from, exercising their voting right if the right of usufruct or the right of pledge was created before the share was held by the Company or a Subsidiary.

     The Company or a Subsidiary cannot cast votes on a share in respect of which it has a right of usufruct or a right of pledge.

6. In determining to which extent shareholders cast votes, are present or represented, or to which extent the share capital is supplied or is represented, shares in respect of which the law provides that no votes may be cast shall not be taken into account.

7. A Subsidiary may not for its own account subscribe for shares in the capital of the Company, nor have such done.

     The acquisition of such shares may only be effected directly or indirectly by Subsidiaries for their own account under specific title insofar as the Company may, pursuant to the provisions laid down in the preceding paragraphs of this Article, acquire shares in its own capital.

     A Subsidiary may not,

     a.   after it has become a Subsidiary; or

     b. after the company of which it is a Subsidiary has been converted into a company with limited liability ("naamloze vennootschap"); or

     c. after it has as a Subsidiary acquired shares in the capital of the Company for no consideration or under universal title,

     for a period in excess of three years hold or cause to be held for its own account
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                                                                            -12-

     shares in excess of one-tenth of the issued capital together with the Company and its other Subsidiaries.

CAPITAL REDUCTION

ARTICLE 13.

1. The General Meeting may, at the proposal of the Board of Directors, resolve on reduction of the issued capital by canceling shares or by reducing the nominal amount of shares by means of an amendment of the Articles of Association.

     In this resolution, the shares to which the resolution pertains shall be indicated and the execution of the resolution shall be laid down.

2. A resolution to cancel shares can relate only to shares which are field by the Company or to all issued and outstanding preference shares.

3. Reduction of the amount of shares without repayment of capital and without release from the obligation to pay calls shall be effected in proportion to all the shares of one and the same class.

4. Partial repayment of capital on shares or release from the obligation to pay calls shall only be possible in proportion to all the shares or to all the preference shares exclusively.

5. The pro-rata requirements mentioned in paragraphs 3 and 4 of this Article may be deviated from with the approval of all the shareholders concerned.

6. A resolution in respect of capital reduction shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is represented at the meeting.

7. The convocation of a meeting in which a resolution is to be passed as referred to in this Article shall state the purpose of the capital reduction and the manner of execution.

8.   The Company is obliged to publish the resolutions referred to in this
     Article in conformity with the provisions of the law.

     A resolution to reduce the issued capital shall not come into force as long as creditors of the Company may oppose the same in conformity with the relevant provisions of the law.

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                                                                            -13-

RIGHT OF USUFRUCT, RIGHT OF PLEDGE

ARTICLE 14.

1.   A right of usufruct or pledge may be created on a share.

     In that event, the voting right shall accrue to the shareholder or the usufructuary or the pledgee, if this has been provided for at the time of creation of the right of usufruct or pledge.

2. The shareholder who has no voting right and the usufructuary or pledgee who does have a voting right shall have the rights granted by law to holders of depositary receipts for shares issued with the cooperation of a company.

3. The rights referred to in paragraph 2 do not accrue to the usufructuary or pledgee who has no voting rights.

4. A right of pledge may also be created without acknowledgement by or notification to the Company.

     In that event article 239 of Book 3 of the Dutch Civil Code shall apply accordingly, in which case acknowledgement by or notification of the Company shall replace the notification referred to in paragraph 3 of that article.

MANAGEMENT

ARTICLE 15.

1. The Company shall be managed by a Board of Directors, consisting of A Members and B Members.

     The maximum number of Members of the Board of Directors shall be nine and the number of Members shall be determined by the General Meeting, with the understanding that there shall be at least one A Member.

     Only natural persons may be a Member of the Board of Directors.

2. The Members of the Board of Directors shall be appointed by the General Meeting.

3. The General Meeting may suspend and dismiss the Members of the Board of Directors.

4. Even after having been extended, a suspension shall not last for more than three months.

     If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist.

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                                                                            -14-

5. The B Members of the Board of Directors shall determine the remuneration and other conditions of employment of the A Members of the Board of Directors.

     The A members of the Board of Directors shall determine the remuneration of the B Members of the Board of Directors.

6.   The field of activity (werkkring) of the B Members regards in particular
                            ---------
     the general course of affairs of the company and its enterprise.

     The field of activity of the A Members regards in particular the day to day management of the Company and its enterprise.

7. A Member of the Board of Director may give a power-of-attorney to one of the other Members of the Board of Director by means of a signed document, sent by post or by fax, to represent him at the Board of Directors' meetings and to vote in his place. However, a Member of the Board of Directors is not allowed to cast more than two proxy votes.

8. The Board of Directors appoints a chairman (the "Chairman") from among its members and a chief executive officer (the "Chief Executive Officer") from among its A members.

9. The Board of Directors shall meet whenever a Member of the Board of Directors shall so require.

     It shall pass resolutions by an absolute majority of votes cast by all Managing Directors in office.

     Blank votes shall be considered null and void.

     The Board of Directors may establish rules pertaining to the decision-making process of the Board of Directors.

10. The Board of Directors may decide to institute committees to which powers can be delegated by the Board of Directors by virtue of the regulations, without prejudice to the statutory duties of the Board of Directors.

11. The Board of Directors is authorized to appoint officials who may represent the Company and to grant to such persons any title and powers as it seems appropriate.

12. A B member of the Board of Directors shall resign no later than upon the close of the Annual Meeting held in the fourth year after the year of his last appointment. Without prejudice to the provisions in the first sentence, he can then be

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                                                                            -15-

     reappointed immediately. The Board Directors shall draw up a roster of resignation for its B members.

REPRESENTATION

ARTICLE 16.

1. The Company shall be represented by the Board of Directors except to the extent otherwise provided by law.

     In addition, the authority to represent the Company is vested:

     -    in each A Member of the Board of Directors individually; and

     - in a B Member of the Board of Directors acting jointly with an A Member of the Board of Directors.

2. In all events of the Company having a conflict of interest with one or more Members of the Board of Directors, the Company shall continue to be represented in the manner described in paragraph 1 above.

     In all events in which the Company has a conflict of interest with a Member of the Board of Directors in his private capacity, the board resolution regarding that relevant legal act requires the prior approval of the General Meeting.

     Failure to obtain the approval defined in the present paragraph shall not affect the Board of Directors or the authority of the Members of the Board of Directors to represent the Company.

3. If a Member of the Board of Directors is absent or prevented from acting, the remaining Members of the Board of Directors or the remaining Member of the Board of Directors shall be charged with the management of the Company.

     If the sole Member of the Board of Directors or all the Members of the Board of Directors are absent or prevented from acting, the person to be designated for that purpose by the General Meeting shall be charged with the management of the Company until the situation of absence or other prevention has ceased to exist in respect of at least one Member of the Board of Directors.

INDEMNIFICATION, LIMITED LIABILITY

ARTICLE 17.

1. The Company shall indemnify any person who is or was a member of the Board of Directors and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member of the Board of Directors or proxyholder (procuratiehouder), officer,
                                               ----------------
     employee or agent of the Company, or is or was serving at the request of the Company as a member of the Board of Directors or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company,
      ----------------
     a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its group companies' employees or consultants, (each an "Indemnitee"), against any and all liabilities, including all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate.

     The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. No indemnification pursuant to paragraph 1 of this Article shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

3. Expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

     Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board of Directors decides.

4. The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested Members of the Board of Directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Board of Directors or proxyholder (procuratiehouder), officer, employee, trustee or
                               ----------------
     agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

     The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and. to the advancement of expenses to any Indemnitee to the fullest extent of the provisions of this
     Article 17 with respect to the indemnification and advancement of expenses of Indemnitees.

5. The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

6. Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company) (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to Indemnify its members of the board of management or members of the supervisory board, or proxyholders (procuratiehouder), officers, employees and agents, so that
                   ----------------
     any person who is or was a member of the supervisory board, member of the board of managements or proxyholder (procuratiehouder), officer,
                                          ----------------
     employee or agent of such constituent company, or is or was serving at the request of such constituent company as a member of the supervisory director, member of the managing board. or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company,
      ----------------
     a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respec to each constituent company if its separate existence had continued.

7. No person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a member of the Board of Directors (1) for any breach of such individual's duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board of Directors derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended.

8. No amendment, repeal or modification of this Article 17 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article 17 prior to such amendment, repeal or modification.

     FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT AND PUBLICATION

     ARTICLE 18.

1.   The financial year shall be equal to the calendar year.

2. Each year, within five months after the close of the financial year - subject to extension of this period by the General Meeting on the grounds of circumstances of an exceptional nature by at most six months - the Board of Directors shall draw up the Annual Accounts.

     Within this period the Board of Directors shall also submit the annual report. The Annual Accounts shall be signed by all the Members of the Board of Directors.

     If the signature of one or more of them is missing, mention thereof shall be made and the reason therefor stated.

3.   The Board of Directors shall submit the Annual Accounts to the General
     Meeting.

4. From the day the Annual Meeting has been convened until the close of that meeting, the documents referred to in paragraph 2 of this Article shall, together with the information to be added pursuant to article 392 of Book 2 of the Dutch Civil Code, be deposited at the Company's offices and in Amsterdam at the place to be mentioned in the convocation for inspection by all shareholders and other parties with meeting rights and each of them may obtain copies thereof at no cost.

5. The General Meeting shall adopt the Annual Accounts. The adoption of the Annual Accounts shall discharge the Members of the Board of Directors for their management, insofar as such management is apparent from the Annual Accounts.

6. The Annual Accounts may not be adopted by the General Meeting if it was unable to ascertain to its satisfaction the statement of the auditor referred to in Article 19, paragraph 1, which must be attached to the Annual Account, unless the other information included mentions of a legal ground why the statement is lacking.

7. The Company shall procure the publication of the documents and information referred to in this Article, if and insofar as and in the manner as prescribed in articles 394 et sequens of Book 2 of the Dutch Civil Code.

AUDITOR

ARTICLE 19.

1. The General Meeting shall give, without prejudice to any relevant statutory provisions, an auditor ("registeraccowitant") or another expert as referred to in article 393 of Book 2 of the Dutch Civil Code or an organization in which such experts are working together, the instruction to examine and audit the Annual Accounts.

     That expert shall report on his audit to the Board of Directors and shall lay down the result of his audit in a report, stating whether the Annual Accounts give a true and fair view of the financial position of the Company.

2. If the General Meeting fails to appoint an auditor then the Board of Directors shall be competent to do so.

3. The General Meeting or the Board of Directors if it gave the instruction, shall at all times be authorized to cancel the instruction mentioned in this Article.

PROFITS

ARTICLE 20.

1. The Company may make distributions to the shareholders and to other persons entitled to the profits only up to a sum not exceeding the amount of the distributable reserves.

2. Profits shall be distributed after adoption of the Annual Accounts showing such is allowed.

3. Each year, the Board of Directors shall determine which part of the profits - the positive balance of the profit and loss account - shall be reserved.

4. From the profits remaining after reservation according to the above, a dividend shall be distributed on the preference shares equal to the average rate of Euribor plus two calculated over the amounts paid on such shares, the average being taken over the number of days this rate applied over the financial year concerned.

5. The balance then remaining shall be distributed as a dividend on ordinary shares.

6. In calculating the profit appropriation, the shares held by the Company in its own capital shall not count, unless a usufruct has been created on these shares.

7. Insofar as profit is available in the Company, the Board of Directors may resolve on payment of an interim dividend on the ordinary shares on account of the expected dividend, provided always that the provisions laid down in paragraph 1 of this Article have been satisfied, such to be shown by an interim balance sheet as referred to in article 105 paragraph 4 of Book 2 of the Dutch Civil Code.

8. The General Meeting may, following a proposal of the Board of Directors, resolve to make distributions to the holders of ordinary shares from one or more reserves which need not be maintained pursuant to the law or to these Articles of Association.

     The provisions of the paragraphs 1, 2, 7 and 9 apply accordingly,

9. The resolutions to distribute (interim) dividends on the ordinary shares may entail that (interim) dividends will be wholly or partly distributed not in cash, but in the form of shares in the Company or in a Subsidiary.

10. The (interim) dividend shall be made payable on a day to be determined by the Board of Directors.

11. (Interim) dividends which have not been collected within five years after they became payable shall be forfeited to the Company.

ANNUAL MEETING

ARTICLE 21.

The Annual Meeting shall be held within six months after the close of the financial year, for the purpose of

a. the discussion of the Annual Accounts and of the other information referred to in article 392 of Book 2 of the Dutch Civil Code, except in case extension has been granted for the preparation of the Annual Accounts pursuant to article 101 of Book 2 of the Dutch Civil Code;

b. adoption of the Annual Accounts, unless an extension as referred to in paragraph a. of this article has been granted;

c. delivery of the written report made by the Board of Directors on the state of the Company's affairs and the management conducted during the past financial year, unless an extension as referred to in a. above has been granted;

d.   effecting all such things as furthermore prescribed by the law;

e. dealing with all such further items of business as stated in the convocation of the meeting.

CONVOCATION

ARTICLE 22.

1. All convocations for the General Meeting and all announcements, notifications and communications to shareholders and other parties with meeting rights shall be effected by means of letters sent to the addresses as recorded in the register referred to in Article 7, without prejudice to the relevant provisions of the law.

2. The convocation shall be effected no later than on the fifteenth day before the day of the meeting.

3. In the convocation the agenda shall be given or it shall be communicated that shareholders and other parties with meeting rights may inspect the agenda at the offices of the Company, without prejudice to the relevant provisions of the law.

4. Insofar as all documents which must be available for inspection by shareholders and other parties with meeting rights have not been i ncluded in the convocation, these documents shall be made available at the offices of the Company and, if the

     Company is listed on a stock exchange, with such paying agent as referred to in the rules relating to securities of such stock exchange, to be designated in the convocation for shareholders and other parties with meeting rights at no cost.

OTHER GENERAL MEETINGS

ARTICLE 23.

1. Other General Meetings shall be held whenever the shareholders and other parties with meeting rights shall be called and convened for that purpose by the Board of Directors.

2. If one or more shareholders and/or other parties with meeting rights, jointly representing at least one-tenth of the issued capital, have requested the Board of Directors in writing to call and convene a General Meeting, at the same time specifying the items of the agenda, and the Board of Directors has not complied with such request in such a way that the General Meeting can be held within six weeks following such request, they shall be authorized to call such meeting themselves.

PLACE, CHAIRMANSHIP, MINUTES

ARTICLE 24.

1. General Meetings shall be held in Amsterdam, Schiphol (Haarlemmermeer), The Hague, Maastricht, Nijmegen or in Venlo, at a location to be stated in the convocation.

2. General Meetings shall be presided over by the Chairman of the Board of Directors;

     if the Chairman is absent, the member of the Board of Directors designated by the Board of Directors shall preside and if such member is absent, the Meeting itself shall choose its chairman.

3.   Minutes shall be kept of the business transacted at the meeting.

     The minutes shall be acknowledged, in evidence whereof the chairman and the person who took the minutes shall sign them.

     Minutes need not be taken of the business transacted if a notarial record is made.

ACCESS

ARTICLE 25.

1. All Members of the Board of Directors, shareholders and other parties with meeting fights or their authorized agents - the latter with due observance of the provisions of Article 26 - shall be entitled to attend the General Meeting, to address the meeting and, insofar as they have voting rights, to cast their vote thereat.

     In order to exercise that right holders of ordinary registered shares, usufructuaries and pledgees of registered shares with the rights granted by law under article 88 casu quo article 89 of Book 2 of the Dutch Civil Code to holders of depositary receipts issued with the cooperation of a company must express their desire to do so to the Company in writing, such no later than at the time and place mentioned in the convocation and also - insofar as it concerns type II registered shares - stating the identifying number of the share certificate.

2. The time referred to in the previous paragraph cannot be set earlier than on the seventh day before the day of the meeting.

3. If the voting right on a share accrues to the usufructuary or the pledgee instead of to the shareholder, the shareholder shall also be authorised attend the General Meeting and address it, provided that the Company has been notified of the intention to attend the meeting in accordance with paragraph 1.

4. The chairman of the meeting shall decide on access to the meeting by others than those who are entitled thereto by law.

POWER OF ATTORNEY

ARTICLE 26.

Shareholders and other parties with meeting rights may have themselves represented by written power of attorney.

The Company shall be notified hereof in accordance with the provisions of
Article 25, paragraph 1 of the Articles of Association.

VOTES

ARTICLE 27.

1. Each person entitled to vote or his representative must sign the attendance list.

2.   Each share confers the right to cast one vote.

3. Insofar as the law or these Articles of Association do not prescribe a greater majority, resolutions are passed by an absolute majority of the votes cast.

     Resolutions of the General Meeting can only be adopted validly in a meeting in which no less than one-third of the issued capital is represented.

     A new meeting as referred in article 120 paragraph 3 of Book 2 of the Dutch Civil Code cannot be convened.

4.   All votes shall be oral votes.

     However, the chairman may resolve to have votes cast by ballot.

     In the event of an election of persons, a person with voting rights present at the meeting may also require that the votes be cast by ballot.

     Voting by ballot shall be effected with closed, unsigned ballot papers.

5. If the votes are tied the drawing of lots shall decide if it concerns an election of persons and the motion shall be defeated if it concerns an item of business.

6.   Blank votes and invalid votes shall count as not having been cast.

7.   The Board of Directors shall keep records of the resolutions passed.

     The notes shall be deposited at the offices of the Company for inspection by shareholders and other persons with meeting rights who shall if so requested be furnished with a transcript or extract of these notes at no more than the cost price.

AMENDMENT OF ARTICLES OF ASSOCIATION AND LIQUIDATION

ARTICLE 28.

1. A resolution of the General Meeting to amend the Articles of Association or to dissolve the Company may only be taken at the proposal of the Board of Directors.

2. The full proposal shall be deposited for inspection by the shareholders and other parties with meeting rights at the offices of the Company and in Amsterdam at a location to be mentioned in the convocation as of the day of convocation to the General Meeting until the conclusion thereof;

     the transcripts of this proposal shall be made available for the shareholders and other parties with meeting rights at no cost.

3. A resolution to dissolve the Company may only be taken in a General Meeting with a majority of no less than three-fourths of the votes cast.

4. Upon the dissolution of the Company the liquidation shall be effected by the Board of Directors.

5. During the liquidation the provisions of these Articles of Association shall remain in full force as much as possible.

6.   The balance of the liquidation shall be distributed as follows:

     a. to the holders of preference shares, the amount paid on such shares;

     b. the remaining balance shall be distributed to the holders of ordinary shares in proportion to everyone's nominal possession of said shares.

7. The books and records of the Company shall be kept for seven years after the completion of the liquidation by the party designated for that purpose by the General Meeting.

PROVISIONAL CLAUSES

ARTICLE 29.

The Board of Directors shall be authorized to resolve on issues of shares and limitation or exclusion of the pre-emptive right, as well as to grant the right to subscribe for shares.

The authority of the Board of Directors to adopt such a resolution pertains to all shares not yet issued up to a total issued share capital of fifty million ordinary shares and fifty million preference shares.

The authority referred to herein shall end on the first day of February two thousand and five subject to the possibility of extension as stipulated in
Article 10 and Article 11 of these Articles of Association.